SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RadTek, Inc.

 (Exact name of registrant as specified in charter)

Nevada	27-2039490
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

9900 Corporate Campus Dr. Suite 3000, c/o PEG Louisville, KY	40223
(Address of principal executive offices)	(Zip Code)

RadTek, Inc. 2014 Stock Awards Plan

(Full title of the plan)

Kwang Hyun Kim 9900 Corporate Campus Dr. Suite 3000, c/o PEG Louisville, KY	502-657-6005
(Name and address of agent for service)	(Telephone number of agent for service)

	CALCULATION OF REGISTRATION FEE
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT BEING REGISTERED	PROPROSED MAXIMUM OFFER PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFER PRICE	AMOUNT OF REGISTRATION FEE
Common Shares	400,000	2.13	$852,000	$109.74

 (1)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a), (c) and (g) under the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission, this registration statement omits the information specified in Part I of Form S-8.  The documents containing the information specified in Part I of this registration statement will be sent or given to eligible participants as specified by Rule 428(b) promulgated under the Securities Act of 1933.  Such documents are not being filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which have been filed by the registrant with the Securities and Exchange Commission, are hereby incorporated by reference:

      The registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 2013, filed with the Commission on July 2, 2013 and amendment to said Form 10-K, filed with the Commission on September 24, 2013;

      The registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, filed with the Commission on August 20, 2013;

     The registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 filed with the Commission on November 18, 2013; and

      The registrant's Current Reports on Form 8-K filed with the Commission on July 3, 2013, August 9, 2013, September 13, 2013, November 26, 2013 and December 2, 2013.

All documents filed by the registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this registration statement, in a supplement to this registration statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed supplement to this registration statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement.

Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES.

The registrant's authorized capital consists of 60,000,000 shares of common stock, $.001 par value, of which 3,134,236 common shares were outstanding as of January 13, 2014 and 10,000,000 shares of preferred stock, $.001 par value, of which no preferred shares were outstanding as of January 13, 2014.  The registrant's common stock is presently listed and traded on the OTCQB exchange under the symbol "RDTK”.

Common Stock

Each common share is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at a meeting of the shareholders, including the election of directors. The holders of common shares

    (i) have equal, ratable rights to dividends from funds legally available therefore, when, as and if declared by the board of directors of the registrant;

   (ii) are entitled to share ratably in all of the assets of the registrant available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of the registrant;

  (iii) do not have preemptive or redemption provisions applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders.

All common shares issued and outstanding are, and those offered hereby, when issued, will be fully paid and non-assessable, with no personal liability attaching to the ownership thereof.

Preferred Stock

The board of directors shall fix and determine, and is hereby expressly authorized and empowered to fix and determine, by resolution, the powers, designations, preferences and relative participation rights and the qualifications, limitations or restrictions thereof, if any, and the board of directors is expressly authorized and empowered to fix and determine any and all of the following provisions of the shares of such series:

(1)  the designation of such series and the number of shares which shall constitute such series;

(2)  the annual dividend rate, if any, payable on shares of such series, expressed in a dollar amount per share, and the date or dates from which such dividends shall commence to accrue and shall be cumulative;

(3)  the price or prices at which and the terms and conditions, if any, on which shares of such series may be redeemed;

(4)  the amounts payable upon shares of such series, in the event of the voluntary or involuntary liquidation, distribution of assets (other than payment of dividends), dissolution, or winding up of the affairs of the registrant;

(5)  the sinking funds or mandatory redemption provisions, if any, for the redemption or purchase of shares of such series;

(6)  the extent of the voting powers, if any, of the shares of such series;

(7)  the terms and conditions, if any, on which shares of such series may be converted into shares of stock of the registrant or any class or classes thereof; and

(8)  any other preferences and relative participation rights, optional or other special rights, of shares of such series.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

As of the date of this registration, no named expert or counsel holds any specified interest or significant equity in the registrant.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The registrant's bylaws authorize the registrant to indemnify to the maximum extent permitted under Nevada law.  The Nevada Revised Statutes allow indemnification of directors, officers, employees and agents of the registrant, including the advancement of expenses:

Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the registrant or is or was serving at the request of the registrant for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the general corporation law of the state of Nevada from time to time against all expenses, liability and loss (including attorney's fees, judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the registrant.  Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person; and shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under the articles of incorporation of the registrant.

In general, officers and directors of the registrant are indemnified against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, and are not deemed to be liable to the registrant for negligence or misconduct in the performance of their duties.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8. EXHIBITS.

  Exhibit Number      Description

     4                RadTek, Inc. 2014 Stock Awards

                          Plan dated January 8, 2014

     5.1             Opinion of Counsel, J.M. Walker & Associates

     23.1           Consent of Certified Public Accountants

     23.2           Consent of Jody M. Walker (included in Exhibit 5.1)

ITEM 9.  UNDERTAKINGS

1.   The registrant hereby undertakes:

     (a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the formation set forth in the registration statement;

          (iii)   to include any material information with respect to a plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (b)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.   The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Louisville, Kentucky, on this 13th day of January, 2014.

                                        RadTek, Inc.

                                        By: /s/ Kwang Hyun Kim

                                        Kwang Hyun Kim

                                        President/Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933 as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

       SIGNATURE                        TITLE                                                   DATE

/s/ Kwang Hyun Kim      Chief Executive Officer, Director

January 13, 2014

David Michery

/s/ Jae Chan Kim             Chief Financial Officer, Controller

January 13, 2014

Jae Chan Kim

/s/ Yong Hyun Chung            Director

January 13, 2014

Yong Hyun Chung